FIRST NORTHERN BANK

EXECUTIVE RETIREMENT/RETENTION PARTICIPATION AGREEMENT
FOR JOE DANELSON

This Executive Retirement/Retention Participation Agreement (the "Agreement") is entered into as of this 1st day of August, 2017,  by and between First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with it main office in Dixon, California ("Company") and Joe Danelson (the "Executive").

Whereas, the Executive has contributed substantially to the success of the Company and its parent corporation, First Northern Community Bancorp, and the Company desires that the Executive continue employment,

Whereas, the Compensation Committee has reviewed and approved of this Agreement and the Executive's participation herein, and approves of the Executive's participation in the First Northern Bank Executive Deferral Plan ("Plan") for any bonus amounts awarded to the Executive under the terms of this Agreement,

Whereas, the Executive wishes to accept participation in this Agreement subject to all terms herein,

Whereas, the Company and the Executive acknowledge that this Agreement is not a guarantee of employment and may be terminated as specified in 3.2 below,

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
PURPOSE

The purpose of this Agreement is to provide a supplementary Executive Retirement/Retention Award to the Executive that vests and becomes payable upon continued employment of the Executive to age 65, as described below.  The Executive Retirement/Retention Award shall be awardable to the Executive only upon achievement of goals specified by the Board.  Once awarded, the Executive agrees to voluntarily defer 100% of the award into Plan, such deferral subject to all the terms of the Plan in addition to those specified in this Agreement.  Any capitalized term not defined herein shall have the meaning assigned to such term in the Plan.

Amendments that may be made to the Plan from time to time shall apply to any Executive Retirement/Retention Awards granted and deferred under this Agreement.

SECTION 2
DEFINITIONS

2.01 Board.  "Board" means the Board of Directors of the Company.

2.02 Code.  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.03 Compensation Committee.  "Compensation Committee" means the Compensation Committee of the Board.

2.04 Disability.  "Disability" means that the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company's employees.  The Company may, in its discretion, rely on a determination by the Social Security Administration or an insurance carrier (if the definition of "disability" applied by the carrier is consistent with this section) in determining whether the Executive has a Disability, and may require the Executive to submit proof of such determination.  The term "Disability" shall be interpreted consistently with Code section 409A.

2.05 Early Termination Date.  "Early Termination Date" means any date on which the Executive's Service with the Company ends prior to the Executive's 65th birthday.

2.06 ERISA.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.07 Executive Retirement/Retention Award.  "Executive Retirement/Retention Award" means the bonus paid to the Executive, and immediately deferred, based on the extent to which the Performance Goal approved by the Compensation Committee was achieved.  The Compensation Committee shall determine and communicate to the Executive the Executive Retirement/Retention Award in advance of each year, except the initial Executive Retirement/Retention Award shall be communicated upon the execution of this Agreement.  The Executive agrees to immediately defer any and all Executive Retirement/Retention Awards into the Bank's Executive Deferral Plan subject to all the terms of the Plan and those additional terms specified in this Agreement.

2.08 Normal Termination Date.  "Normal Termination Date" means any date the Executive terminates Service on or after the Executive's 65th birthday.

2.09 Performance Goal.  "Performance Goal" means goals determined by the Compensation Committee the achievement of which shall result in the payment, and immediate deferral, of an Executive Retirement/Retention Award under this Agreement.  The Compensation Committee shall determine and communicate to the Executive the Performance Goal in advance of each year, except the initial Performance Goal shall be communicated upon the execution of this Agreement.

2.10 Service.  "Service" means the period during which an Employee is employed by the Company commencing with the Employee's first day of employment and continuing through the termination of such employment.

SECTION 3
VESTING OF EXECUTIVE RETIREMENT/RETENTION AWARDS

3.1 Vesting.  Executive Retirement/Retention Awards granted to the Executive shall be payable to the Executive according to the terms of the Plan and the additional terms of this Section 3.1.  Unless otherwise provided in this section, the Executive shall become fully vested in his Executive Retirement/Retention Award balance as of his 65th birthday, provided he remains in continuous Service through his Normal Termination Date.

(a)
Voluntary Termination at an Early Retirement Date – If the Executive voluntarily terminates employment without Good Reason at an Early Termination Date, then the Executive shall forfeit any unvested deferral balances derived from the deferral of Executive Retirement/Retention Awards granted under the terms of this Agreement.

(b)
Involuntary Termination without Cause or Voluntary Termination for Good Reason– If the Executive's employment is involuntarily terminated without Cause (as described in Section 3.3 of this Agreement), or voluntarily terminated for Good Reason, the Executive shall vest 100% in all deferral balances derived from Executive Retirement/Retention Awards granted under this Agreement.  The payment of such amounts shall be determined by the terms of the Plan.

(c)
Involuntary Termination With Cause – If the Executive's employment is involuntarily terminated with Cause (as described in Section 3.3 of this Agreement), the Executive shall forfeit any and all deferral balances derived from the deferral of Executive Retirement/Retention Awards granted under the terms of this Agreement.

(d)
Termination Due to Death, Disability, or Change in Control -- If the Executive's employment is terminated due to the Executive's death, Disability, or within 24 months of a Change in Control, then the Executive shall vest 100% in all deferral balances derived by Executive Retirement/Retention Awards granted under this Agreement.  The payment of such amounts shall be determined by the terms of the Plan.

3.2 Change in Employment Status.  If the Compensation Committee determines that the Executive's performance is no longer at a level which deserves reward through participation in this Agreement, but does not terminate the Executive's employment, participation herein and eligibility to receive additional Executive Retirement/Retention Awards shall cease.  The amount payable to the Executive under the terms of this Agreement shall be determined based on Executive Retirement/Retention Awards granted prior to a change in employment status subject to the provisions of 3.1 above.

3.3 Discharge for Cause.  Notwithstanding any other provisions of this Agreement, no benefit shall be paid under the terms of this Agreement if the Executive's employment with the Company has been terminated for "Cause." Cause shall mean that the Executive has:
(a)
Willfully and intentionally violated any state or federal banking or securities laws or the bylaws, rules, policies or resolutions of the Company or the rules or regulations of the Federal Deposit Insurance Corporation, Federal Reserve Board or other regulatory agency or governmental authority having jurisdiction over the Company; or

(b)	Been convicted of any felony or a crime involving moral turpitude, or willfully and intentionally committed a fraudulent or dishonest act; or
(c)
Willfully and intentionally disclosed, without authority, any secret or confidential information concerning the Company or any customer of the Company or taken any action which the Board determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Company.

SECTION 4
BENEFITS PAYABLE

Benefits payable to the Executive, or to the Executive's Beneficiaries shall be determined based on the terms of the Plan and the terms of this Agreement.  Any benefit payable is subject to the vesting provisions of Section 3 of this Agreement.

4.1 Income Tax Withholding. The Company shall withhold from any amount paid under this Agreement any and all federal, state and local income taxes and any other taxes that are required to be withheld from such payment under applicable law.

4.2 FICA Tax Withholding. The Company shall withhold from the Executive's other compensation and/or from the first payments to be made under this Agreement, the Executive's share of FICA and other employment taxes imposed on the value of the benefits payable from this Agreement when such taxes, in the sole judgment of the Company, are required to be withheld under applicable law.  If any law provides the Company discretion as to the timing of tax withholding, the Company shall have the sole right determine when taxes shall be withheld.

4.3 Unfunded Status and Source of Benefit Payments. This Agreement is intended to be unfunded for purposes of both ERISA and the Code. This Agreement does not require any segregated or separate assets. The benefits provided under this Agreement shall be paid solely from the general assets of the Company.

SECTION 5
BENEFICIARY DESIGNATION AND ADMINISTRATION

All beneficiary designation and Executive elections shall be governed by the terms of the Plan. Except for the communication of Performance Goals and Executive Retirement/Retention Awards, and the additional vesting requirement of Section 3 of this Agreement, the administration of the deferral balances generated by this Agreement shall be governed by the terms of the Plan.

  IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be duly executed for and on behalf of the Company by its duly authorized officers, and on behalf of the Executive and the Executive's beneficiaries, on this the 1st day of August, 2017.

FIRST NORTHERN BANK Louise Walker

By:	/s/ Louise Walker

Title:	President/CEO

EXECUTIVE – Mr. Joe Danelson

By:	/s/ Joe Danelson

Title:	Executive Vice President / Chief Credit Officer